As filed with the Securities and Exchange Commission on May 15, 2003

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

Under

The Securities Act of 1933

TUT SYSTEMS, INC.

(Exact name of Registrant as specified in its charter)

Delaware	94-2958543
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

5200 Franklin Drive, Suite 100

Pleasanton, California 94588

(925) 460-3900

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

CT Corporation System

818 West Seventh Street

Los Angeles, CA 90017

213-627-8252

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Steve Bochner, Esq.

Wilson Sonsini Goodrich & Rosati

Professional Corporation

650 Page Mill Road

Palo Alto, CA 94304

(650) 493-9300

Approximate date of commencement of proposed sale to the public:    From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit(1)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common Stock $0.001 par value	3,283,597 shares	$3.125	$10,261,240	$831

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act.

The computation is based upon the average of the high and low prices of the Registrant’s Common Stock as reported on the Nasdaq National Market on May 13, 2003 because the price at which such shares of Common Stock may be offered for resale by the selling stockholder is not currently determinable.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information contained in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

(SUBJECT TO COMPLETION, DATED MAY 15, 2003)

PROSPECTUS

3,283,597 Shares

TUT SYSTEMS, INC.

Common Stock, $0.001 par value

This prospectus is part of a registration statement that we filed with the SEC using the “shelf” registration process. It relates to the public offering, which is not being underwritten, of up to 3,283,597 shares of our common stock that are held by Tektronix, Inc. We originally issued such shares to Tektronix, Inc. in connection with our acquisition of all of the outstanding capital stock of VideoTele.com, Inc., a wholly-owned subsidiary of Tektronix, Inc., on November 7, 2002.

Tektronix, Inc. may sell these shares from time to time in accordance with the plan of distribution described in this prospectus. We will not receive any of the proceeds from the sale of these shares. We will bear the costs relating to the registration of these shares.

Our common stock is listed on the Nasdaq National Market under the symbol “TUTS”. On May 13, 2003, the last sale price of our common stock was $3.125 per share.

THIS OFFERING INVOLVES MATERIAL RISKS. SEE “ RISK FACTORS” BEGINNING ON PAGE 1.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Prospectus dated May [    ], 2003

You should rely only on the information contained or incorporated by reference in this prospectus and in any accompanying prospectus supplement. We have not authorized anyone to provide you with different information.

The shares of common stock are not being offered in any jurisdiction where the offer is not permitted.

You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of the documents.

This prospectus does not constitute an offer to sell or solicitation of an offer to buy any security other than the common stock covered by this prospectus.

SUMMARY OF THE OFFERING

Under this prospectus, the selling stockholder listed in the section of this prospectus entitled “Selling Stockholder” may offer and sell the 3,283,597 shares of our common stock that it holds.

The selling stockholder may sell its shares of common stock in the open market at prevailing market prices or in private transactions at negotiated prices. It may sell the shares directly, or may sell them through underwriters, brokers or dealers. Underwriters, brokers or dealers may receive discounts, concessions or commissions from the selling stockholder or from the purchaser, and this compensation might be in excess of the compensation customary in the type of transaction involved. See the section of this prospectus entitled “Plan of Distribution.”

We will not receive any proceeds from the potential sale of the 3,283,597 shares offered by the selling stockholder.

RISK FACTORS

Please keep these risk factors in mind when you read “forward-looking” statements in this prospectus and in the documents incorporated herein by reference. These are statements that relate to our expectations for future events and time periods. Generally, the words, “anticipate,” “expect,” “intend,” “plan,” “will,” “should” and similar expressions identify forward-looking statements. Forward-looking statements involve risks and uncertainties, and future events and circumstances could differ significantly from those anticipated in the forward-looking statements. We assume no obligation to update any such forward-looking statements or reasons why actual results may differ.

You should carefully consider the risks described below before participating in this offering. These risk factors are effective as of the date of this prospectus and shall be automatically amended through our future filings incorporated herein by reference. You should always refer to our most recently filed 10-K, 10-Q or other SEC report for the applicable risk factors at the time of a particular purchase and sale of our shares. If any of the following risks actually occur, our business, financial condition and operating results could be materially adversely affected, the trading price of our common stock could decline, and you might lose all or part of your investment. You should also review the other information contained in this prospectus or the documents incorporated by reference into this prospectus.

We have a history of losses and expect to continue to incur losses in the future.

We have incurred substantial net losses and experienced negative cash flow for each quarter since our inception. We incurred a net loss of $2.2 million for the three months ended March 31, 2003 and a net loss of $41.6 million for the year ended December 31, 2002. As of March 31, 2003, we had an accumulated deficit of $279 million. We expect that we will continue to incur losses for the remainder of fiscal year 2003.

We may never achieve profitability and, if we do so, we may not be able to maintain profitability. We have spent substantial amounts of money on the development of our Expresso products, HomeRun and LongRun technology, IntelliPOP products and software products. In November 2002, we acquired VideoTele.com (“VideoTele.com” or “VTC”) and certain products of VideoTele.com that we anticipate will bring us incremental revenue beyond our Expresso, Home Run, Long Run and IntelliPOP products. During fiscal years 2001 and 2002, we significantly reduced our workforce in an effort to decrease certain of our operating expenditures, including our sales and marketing, research and development and general and administrative expenditures. However, we may not be able to generate a sufficient level of revenue (even with our newly acquired VideoTele.com products) to offset our current level of expenditures. Additionally, we may be unable to adjust our spending in a timely manner to respond to any unanticipated decline in revenue due to the fact that our expenditures for sales and marketing, research and development, and general and administrative functions are relatively fixed in the short term. Our ability to achieve and maintain profitability in the future will primarily depend on our ability to do the following:

•	increase the level of sales of our Expresso products, including existing Expresso inventories;

•	increase our sales of VideoTele.com products;

•	successfully penetrate new markets for our IntelliPOP products;

•	reduce manufacturing costs;

•	reduce operating expense as a percentage of sales;

•	sell excess component parts obtained as a result of canceled purchase commitments; and

•	successfully introduce and sell enhanced versions of our existing and new products.

Our operating results may fluctuate significantly, which could cause our stock price to decline.

A number of factors could cause our quarterly and annual financial results to be worse than expected, which could result in a decline in our stock price. Our annual and quarterly operating results have fluctuated in the past and may fluctuate significantly in the future as a result of numerous factors, some of which are outside of our control. These factors include:

•	availability of capital in the network infrastructure industry;

•	management of inventory levels;

•	market acceptance of our products;

•	competitive pressures, including pricing pressures from our partners and competitors, particularly in light of continued announcements from competitors in recent quarters that they have written down significant amounts of inventory, which could lead to a general excess of competitive products in the marketplace;

•	the timing or cancellation of orders from, or shipments to, existing and new customers;

•	the timing of our new product and service introductions as well as introductions by our customers, our partners or our competitors;

•	variations in our sales or distribution channels;

•	variations in the mix of products that we offer;

•	changes in the pricing policies of our suppliers;

•	the availability and cost of key components; and

•	the timing of personnel hiring.

We anticipate that average selling prices for our products will continue to decrease in the near future due to increased competitive price pressures in certain geographical regions. In addition, we may also experience substantial period-to-period fluctuations in future operating results and declines in gross margins as a result of the erosion of average selling prices for high-speed data access products and services due to a number of factors, including increased competition and rapid technological change. Decreasing the average selling prices of our products could cause us to experience decreased revenue despite an increase in the number of units sold. We may be unable to sustain our gross margins, even at the anticipated reduced levels, improve our gross margins by offering new products or increased product functionality or offset future price declines with proportionate reductions in our cost structure.

As a result of these and other factors, our operating results for future periods may be below the expectations of securities analysts and investors. In that event, the price of our common stock would further decline.

We are and continue to be affected by poor general economic conditions that have resulted in significantly reduced sales levels and, if such adverse economic conditions continue or worsen, our business, operating results and financial condition will continue to be negatively impacted.

The continued poor economic conditions in the world economy, the continued industry-wide downturn in the telecommunications market and recent events in the Middle East have materially and adversely affected, and continue to materially and adversely affect, our sales. As a result, we have, and will likely continue to, experience a material adverse impact on our business, operating results and financial condition. Comparatively lower sales for each of our fiscal years since 2000 have resulted in operating expenses increasing as a percentage of revenue for 2002 and 2001 compared to 2000. Although we took actions throughout 2001, 2002 and the first quarter of 2003 to create revenue opportunities and reduce operating expenses, including our acquisition of VideoTele.com, a prolonged continuation or worsening of sales trends that we faced in 2001 and 2002 would force us to take additional actions and charges in order to reduce our operating expenses further. If we are unable to reduce operating expenses at a rate and level consistent with anticipated future adverse sales trends or if we continue to incur significant special charges associated with such expense reductions that are disproportionate to our sales, our business, operating results and financial condition will be even further negatively impacted.

We depend on a limited number of large customers for a substantial portion of our revenue during any given period, and the loss of a key customer or loss or delay of a key order could substantially reduce our revenue in a given period.

We derive a significant portion of our revenue in each period from a limited number of customers. Two customers, Atlantic Telephone Membership Corporation and Home Telephone Company accounted for 12% and 11% of our revenue, respectively, for the three months ended March 31, 2003. Four customers, Capital Planeado SA de SV, Kanematsu Computer System Ltd., RIKEI Corporation and BTN Networking, accounted for 17%, 13%, 11% and 10%, respectively, of our revenue for the three months ended December 31, 2002. Many of our customers had limited or, in some cases, no access to capital and continue to experience significant financial difficulties, including bankruptcy. In order to meet our revenue targets, we must continue to acquire new customers and increase sales to our existing customers. In addition, our strategy of targeting larger, more established customers may result in longer sales cycles and delayed revenue. Sales to larger accounts could also result in increased competition from larger and more established competitors. If sales to our largest customers decrease materially below current levels or if we are unable to establish a new base of customers, such decreases or failures would materially and adversely affect our business, results of operations and financial condition.

We have in the past and may in the future acquire companies, technologies or products, and, if we fail to integrate these acquisitions, our business, results of operations and financial condition could be harmed.

In fiscal years 2002, 2001 and 2000, we completed four acquisitions. As a part of our business strategy, we expect to make additional acquisitions of, or significant investments in, complementary companies, products or technologies. We may need to overcome significant issues in order to realize any benefits from our past transactions, and any future acquisitions would be accompanied by similar risks. These risks include, but are not limited to:

•	combining product offerings and preventing customers and distributors from deferring purchasing decisions or switching to other suppliers due to uncertainty about the direction of our product offerings and our willingness to support and service existing products, which could result in our incurring additional obligations in order to address customer uncertainty;

•	demonstrating to customers and distributors that the transaction will not result in adverse changes in client service standards or business focus and helping customers conduct business easily;

•	consolidating and rationalizing corporate IT infrastructure, including implementing information management and system processes that enable increased customer satisfaction, improved productivity, lower costs, more direct sales and improved inventory management;

•	consolidating administrative infrastructure and manufacturing operations and maintaining adequate controls throughout the integration;

•	coordinating sales and marketing efforts to communicate our offerings and capabilities effectively;

•	coordinating and rationalizing research and development activities to enhance introduction of new products and technologies with reduced cost;

•	preserving distribution, marketing or other important relationships and resolving potential conflicts that may arise;

•	minimizing the diversion of management attention from ongoing business concerns;

•	persuading employees that business cultures are compatible, maintaining employee morale and retaining key employees while implementing restructuring programs;

•	coordinating and combining operations, subsidiaries and affiliated entities, relationships and facilities, which may be subject to additional constraints imposed by local laws and regulations and may also result in contract terminations or renegotiations and labor and tax law implications; and

•	managing integration issues shortly after or pending the completion of other independent reorganizations.

On November 7, 2002, we completed our acquisition of VTC, a leading provider of video content processing and video trunking, and we are in the process of integrating VTC into our company. We evaluate and enter into other acquisition and alliance transactions on an ongoing basis. The size and scope of the acquisition of VTC relative to our overall size increases both the scope and consequence of ongoing integration risks. We may not successfully address the integration challenges in a timely manner, or at all, and we may not fully realize all of the anticipated benefits or synergies of the VTC acquisition (which are principally associated with restructurings, including workforce reductions, procurement synergies and other operational efficiencies) or of any other transaction to the extent, or in the timeframe, anticipated. Moreover, the timeframe for achieving benefits may depend partially on the actions of employees, suppliers or other third parties.

Even if an acquisition or alliance is successfully integrated, we may not receive the expected benefits of the transaction. Managing acquisitions and alliances requires varying levels of management resources, which may divert our attention from other business operations. The VTC acquisition also has resulted, and may in the future result, in significant costs and expenses and charges to earnings. These costs and expenses could include those related to severance pay, asset impairment charges, charges from the elimination of duplicative facilities and contracts, in-process research and development charges, inventory adjustments, legal, accounting and financial advisory fees, and required payments to executive officers and key employees under retention plans adopted in connection with the transaction. Also, any prior or future downgrades in our credit rating associated with an acquisition could adversely affect our ability to borrow and result in more restrictive borrowing terms, including increased borrowing costs, more restrictive covenants and the extension of less open credit. This in turn could materially and adversely affect our internal cost of capital estimates and, therefore, our operational decisions. As a result of the foregoing, any completed, pending or future transactions may contribute to financial results that differ from the investment community’s expectations in a given quarter.

If we are not successful in integrating VTC into our operations in a timely manner, our business, operating results and financial condition will be materially and adversely impacted.

We are currently engaged in three securities lawsuits, two of which are class action lawsuits, any of which, if they were to result in an unfavorable resolution, could adversely affect our business, results of operations or financial condition.

Beginning July 12, 2001, six putative stockholder class action lawsuits were filed in the United States District Court for the Northern District of California against us and certain of our current and former officers and directors. The complaints were filed on behalf of a purported class of people who purchased our stock during the period between July 20, 2000 and January 31, 2001, seeking unspecified damages. The complaints allege that we and certain of our current and former officers and directors made false and misleading statements about our business during the putative class period. Specifically, the complaints allege violations of Sections 10(b) and 20(a) of the Securities Exchange Act of 1934, as amended. The complaints have been consolidated under the name In re Tut Systems, Inc. Securities Litigation, Master File No. C-01-2659-CW (the “Securities Litigation Action”). Lead plaintiffs and lead counsel for plaintiffs have been appointed. Plaintiffs filed a consolidated class action complaint on February 4, 2002. Defendants filed a Motion to Dismiss on March 29, 2002. On August 15, 2002, the court granted in part and denied in part the Motion to Dismiss. On September 23, 2002, the plaintiffs filed an amended complaint. Defendants filed a motion to dismiss portions of the amended complaint. The Court has not ruled on that motion. We believe the allegations against us are without merit and intend to defend the action vigorously. An unfavorable resolution of this litigation could have a material adverse effect on our business, results of operations, financial condition, or cash flows.

On March 19, 2003, Chesky Lefkowitz, a shareholder of the Company, filed a derivative complaint entitled Lefkowitz v. D’Auria, et al., No. RG03087467, in the Superior Court of the State of California, County of Alameda, against certain of the Company’s current and former officers and directors. The complaint alleges causes of action for breach of fiduciary duty, gross negligence, breach of contract, unjust enrichment and improper insider stock trading, based on the same factual allegations contained in the Securities Litigation Action. The complaint seeks unspecified damages against the individual defendants on behalf of the Company, equitable relief, and attorney’s fees. There has not been a response filed to the compliant, discovery has not commenced, and no trial date has been established.

On October 30, 2001, we and certain of our current and former officers and directors were named as defendants in Whalen v. Tut Systems, Inc. et al., Case No. 01-CV-9563, a purported securities class action lawsuit filed in the United States District Court for the Southern District of New York. An amended complaint was filed on December 5, 2001. A consolidated amended complaint was filed on April 19, 2002. The consolidated amended complaint asserts that the prospectuses from our January 29, 1999 initial public offering and our March 23, 2000 secondary offering failed to disclose certain alleged actions by the underwriters for the offerings. The complaint alleges claims against us and certain of our current and former officers and directors under Section 11 of the Securities Act of 1933, as amended (the “Securities Act”), and under Section 10(b) and Rule 10b-5 of the Securities and Exchange Act of 1934, as amended, and alleges claims against certain of our current and former officers and directors under Sections 15 and 20(a) of the Securities Act. The complaints also name as defendants the underwriters for our initial public offering and secondary offering. The Court has denied the Company’s motion to dismiss, and the case will now proceed to discovery. We believe the allegations against us are without merit and intend to defend the action vigorously. An unfavorable resolution of this litigation could have a material adverse effect on our business, results of operations, financial condition, or cash flows.

If we do not reduce our inventory, we may be forced to incur additional charges, which would further materially and adversely impact our business, results of operations and financial condition.

In fiscal years 2000 and 2001, we accumulated a substantial inventory of finished goods and components due to poor global economic conditions and the reduction in product demand due to capital funding decreases experienced by several key customers. Since that time, we have written off a significant portion of that inventory because we have been largely unsuccessful in monetizing this inventory by selling our existing finished goods inventory and the component inventory resulting from deliveries on already canceled purchase commitments. We expect that competitors will continue to market and sell inexpensive competitive products in the marketplace, thereby continuing to make it difficult for us to reduce our inventory levels further, which may eventually require additional inventory write-offs. If we are unable to sell a substantial amount of finished goods that we have not yet written off, our expected cash position throughout the remainder of 2003 will be even further materially and adversely impacted, which will harm our business, results of operations and financial condition.

If our Expresso and IntelliPOP products do not gain broader acceptance in the market, our business, financial condition and results of operations will be further harmed.

We launched our IntelliPOP 5000 product series in the first half of 2001 and have not yet been successful in generating widespread customer interest in this product. Similarly, our sales of Expresso units have been below what we had anticipated. We must devote a substantial amount of human and capital resources in order to broaden commercial acceptance of our Expresso products and to gain commercial acceptance of our IntelliPOP products and expand our offerings of these products in the multi-dwelling unit, or MDU, and the multi-tenant commercial unit, or MCU, markets. However, to date, this commitment of resources to these product lines has not generated the commercial acceptance that we have sought for these products. Historically, the majority of our Expresso products has been sold into the MDU market. Our future success depends on our ability to continue to penetrate this market and to expand our penetration into the MCU market. Our success also depends on our ability to educate existing and potential customers and end-users about the benefits of our Fast Copper and Signature Switch technologies, our LongRun and IntelliPOP products, and about the development of new products to meet changing and expanding demands of service providers, MTU owners and corporate customers, including our new product offerings based on our acquisition of VideoTele.com. The future success of our Expresso and IntelliPOP products will also depend on the ability of our service provider customers to market and sell high-speed data services to end-users. If our IntelliPOP or Expresso products do not achieve broader commercial acceptance within the MDU market, MCU market, or in any other markets we may enter, our business, financial condition and results of operations will be further materially and adversely affected.

The market in which we operate is highly competitive, and we may not be able to compete effectively.

The market for video and broadband data systems is intensely competitive, and we expect that this market will continue to become more competitive in the future. Our immediate competitors include, or are expected to include, Cisco Systems, Inc., Harmonic Inc., Tandberg Television and a number of other public and private companies. Many of these competitors offer or may in the future offer technologies and services that directly compete with some or all of our high-speed access products and related software products. Also, many of these competitors continue to announce significant changes in their business plans and operations, some of which, such as major write downs of inventory, could result in lower priced products flooding the market, which would have a negative impact on our ability to sustain our current pricing and sell our inventory. In addition, the market in which we compete is characterized by increasing consolidation, and we cannot predict with certainty how industry consolidation will affect us or our competitors.

Our competitors and potential competitors may have substantially greater name recognition and technical, financial and marketing resources than we do, and we can give you no assurance that we will be able to compete effectively in our target markets. These competitors may be able to undertake more extensive marketing campaigns, adopt more aggressive pricing policies and devote substantially more resources to developing new products than we can. In addition, our HomeRun licensees may sell products based on our HomeRun technology to our competitors or potential competitors. This licensing may cause an erosion in the potential market for our Expresso products. We cannot assure you that we will have the financial resources, technical expertise or marketing, manufacturing, distribution and support capabilities to compete successfully. This competition could result in price reductions, reduced profit margins and loss of market share, which could harm our business, financial condition and results of operations.

Our copper-wire based solutions face severe competition from other technologies, and the commercial acceptance of any competing solutions could harm our ability to compete and thus materially and adversely impact our business, financial condition and results of operations.

The market for high-speed data access products and services is characterized by several competing technologies, including fiber optic cables, coaxial cables, satellites and other wireless facilities. These competing solutions provide fast access, high reliability and cost-effective solutions for some users. Many of our products are based on the use of copper telephone wire. Because there are physical limits to the speed and distance over which data can be transmitted over copper wire, our products may not be a viable solution for customers requiring service at performance levels beyond the current limits of copper telephone wire. To the extent that telecommunications service providers choose to install fiber optic cable or other transmission media in the last mile, or to the extent that homes and businesses install other transmission media within buildings, we expect that demand for our products that are based on copper telephone wires will decline. Commercial acceptance of any one of these competing solutions or any technological advancement or product introduction that provides faster access, greater reliability, increased cost-effectiveness or other advantages over technologies that utilize existing copper telephone wires could decrease the demand for our products and reduce average selling prices and gross margins associated with our products. The occurrence of any one or more of these events could harm our business, financial condition and results of operations.

If we fail to manage our operations in light of our changing revenue base, our ability to increase our revenues and improve our results of operations could be harmed.

Our operations have changed significantly due to volatility in our business. In the past, we rapidly and significantly expanded our operations. However, in fiscal years 2001 and 2002, we reduced our workforce significantly to control overall operating expenses in response to dramatic declines in, and the expectation of continued slowing of, our sales growth. We anticipate that, in the future, expansion in certain areas of our business may be required to expand our customer base and exploit market opportunities. In particular, we expect to face numerous challenges in the implementation of our business strategy to focus on selling our products to the larger, more established customers, such as incumbent local exchange companies, or ILECs, and Post, Telephone, and Telegraph (PTT) companies, in both domestic and international markets.

To exploit the market for our products, we must develop new and enhanced products while implementing and managing effective planning and operating processes. To manage our operations, we must, among other things, continue to implement and improve our operational, financial and management information systems, hire and train additional qualified personnel, continue to expand and upgrade core technologies and effectively manage multiple relationships with various customers, suppliers and other third parties. We cannot assure you that our systems, procedures or controls will be adequate to support our operations or that our management will be able to achieve the rapid execution necessary to exploit fully the market for our products or systems. If we are unable to manage our operations effectively, our business, financial condition and results of operations could be harmed.

We depend on international sales for a significant portion of our revenue, which subjects our business to a number of risks; if we are unable to generate significant international sales, our business, financial condition and results of operations could be materially and adversely affected.

Sales to customers outside of the United States accounted for approximately 13.2% and 67.1% of revenue for the three months ended March 31, 2003 and 2002, respectively. There are a number of risks arising from our international business, including, but not limited to:

•	longer receivables collection periods;

•	increased exposure to bad debt write-offs;

•	risk of political and economic instability;

•	difficulties in enforcing agreements through foreign legal systems;

•	unexpected changes in regulatory requirements;

•	import or export licensing requirements;

•	reduced protection for intellectual property rights in some countries; and

•	currency fluctuations.

We expect sales to customers outside of the United States to continue to represent a significant portion of our revenue. However, we cannot assure you that foreign markets for our products will develop at the rate or to the extent currently anticipated. If we fail to generate significant international sales, our business, financial condition and results of operations could be materially and adversely affected.

Our ability to attract and retain our personnel has been and may continue to be materially and adversely affected by our low stock price.

Our continued low stock price means that most of our outstanding employee stock options are “under water” or priced substantially above the current market price of our common stock. Our employees may have felt, and may continue to feel, that they are receiving inadequate compensation. Further, the continued adverse market conditions mean that our stock option offerings and our stock option plans may not offer current and potential future employees sufficient incentive to work for us. If adverse market conditions persist, our stock option offerings and employee stock plans will further diminish our ability to attract and/or retain qualified personnel, which will further materially and adversely impact our business, financial condition, results of operations, or cash flows.

Some of our customers have not been able to meet their financial obligations to us due to changes in the capital markets and these customers’ own precarious financial situations; if more of our customers experience similar financial difficulties, our revenue will decrease further, which would materially and adversely affect our business.

Due to increased volatility in equity markets and tightening of lending in the credit markets, we are exposed to a significant risk that customers will not pay us the amounts that they owe us in order to conserve their capital. This would lead to increases in our outstanding accounts receivable as a percentage of revenue, extended payback periods and increased risk of customer default. For example, during the latter part of the fourth quarter of 2000, several key customers experienced a rapid deterioration in their ability to obtain additional capital to fund their businesses. As a result, these customers declared their inability to make timely payments on their accounts and were unable to demonstrate the ability to pay their existing account balances with us since that time. During fiscal 2001, a significant number of these customers commenced bankruptcy proceedings. As of December 31, 2002, all of these bankruptcies were finalized, and we do not expect that we will collect much, if any, of the amounts owed to us by these customers.

We factor the increased risk of non-payment into our assessment of our customers’ ability to pay, and, in some instances, these considerations will likely result in longer revenue deferrals than we had anticipated at the time that we booked sales to those customers. We also believe that certain of our customers will alter their plans to deploy products to meet the constraints imposed on them by changes in the capital markets. If we are not able to increase sales to other customers, or if our sales are otherwise delayed or revenue written off, our sales will continue to decline, which would further harm our business, operating results and financial condition.

If we inaccurately estimate customer demand, our business, results of operations and financial condition could be harmed.

We plan our expense levels in part based on our expectations about future revenue. These expense levels are relatively fixed in the short-term. However, the number of orders for our products may vary from quarter to quarter. In some circumstances, customers may delay purchasing our current products in favor of next-generation products. In addition, our new products are generally subject to technical evaluations by potential customers that typically last 60 to 90 days. In the case of IntelliPOP, those evaluations may take up to six months. If orders forecasted for a specific customer for a particular quarter are delayed or cancelled, our revenue for that quarter may be less than our forecast. Currently, we have minimal risk of loss associated with long-term customer commitments or penalties for delayed and/or cancelled orders. However, we may be unable to reduce our spending accordingly in the short-term if such a loss occurred, and any such revenue shortfall would have a direct and adverse impact on our results of operations for that quarter. Further, we outsource the manufacturing of our products based on forecasts of sales. If orders for our products exceed our forecasts, we may have difficulty meeting customers’ orders in a timely manner, which could damage our reputation or result in lost sales. Conversely, if our forecasts exceed the orders we actually receive and we are unable to cancel future purchase and manufacturing commitments in a timely manner, our inventory levels would increase. This could expose us to losses related to slow moving and obsolete inventory, which would have a material adverse effect on our business, operating results and financial condition.

We depend on contract manufacturers to manufacture all of our products and rely on them to deliver high-quality products in a timely manner; the failure of these manufacturers to continue to deliver quality products in a timely manner could have a materially adverse effect on our business, results of operations and financial condition.

We do not manufacture our products. We rely on contract manufacturers to assemble, test and package our products. We cannot assure you that these contract manufacturers and suppliers will be able to meet our future requirements for manufactured products, components and subassemblies. In addition, we believe that current market conditions have placed additional financial strain on our contract manufacturers. Any interruption in the operations of one or more of these contract manufacturers would harm our ability to meet our scheduled product deliveries to customers. We also intend to introduce new products and product enhancements, which will require that we rapidly achieve volume production by coordinating our efforts with those of our suppliers and contract manufacturers. The inability of our contract manufacturers to provide us with adequate supplies of high-quality products or the loss of a current contract manufacturer would cause a delay in our ability to fulfill customer orders while we obtain a replacement manufacturer and would harm our business, operating results and financial condition. In addition, we have canceled certain finished goods and component orders, which may harm our relationship with certain contract manufacturers. Moreover, if we do not accurately forecast the actual demand for our products, we may face supply, manufacturing or testing capacity constraints. These constraints could result in delays in the delivery of our products or the loss of existing or potential customers, either of which could harm our business, operating results or financial condition.

Based on our building specifications, several key components are purchased from single or limited sources, and if our contract manufacturers fail to obtain the raw materials and component products we require in a timely manner we could lose sales; if we lose sales, our business, financial condition and results of operations would be materially and adversely affected.

We currently purchase most of our raw materials and components used in our products through our contract manufacturers. In procuring components for our products, we and our contract manufacturers rely on some suppliers that are the sole source of those components, and we are dependent upon supplies from these sources to meet our needs. We also depend on various sole source offerings from Broadcom, Metalink US and Motorola for certain of our products. Components are purchased pursuant to purchase orders based on forecasts, but neither we nor our contract manufacturers have any guaranteed supply arrangements with these suppliers. The availability of many of these components depends in part on our ability to provide our contract manufacturers and their suppliers with accurate forecasts of our future needs. If we or our manufacturers are unable to obtain a sufficient supply of key components from current sources or if there is any interruption in the supply of any of the key components currently obtained from a single or limited source, we could experience difficulties in obtaining alternative sources at reasonable prices, if at all, or in altering product designs to use alternative components. Resulting delays and reductions in product shipments could damage customer relationships, could disrupt our operations and could harm our business, financial condition or results of operations. In addition, any increases in component costs that are passed on to our customers could reduce demand for our products.

We rely on third parties to test substantially all of our products; and if, for any reason, these third parties were unable to or did not adequately assist us in controlling the quality of our products, this lack of quality control could harm our business, financial condition and results of operations.

Substantially all of our products are assembled and tested by our contract manufacturers. Although we perform random spot testing on manufactured products, we rely on our contract manufacturers for assembly and primary testing of our products. Any quality assurance problems could increase the cost of manufacturing, assembling or testing our products and could harm our business, financial condition and results of operation. Moreover, defects in products that are not discovered in the quality assurance process could damage customer relationships and result in product returns or product liability claims, each of which could harm our business, financial condition and results of operations.

Our business relies on the continued growth of the Internet; any slowdown in or reversal of the growth of Internet use could materially and adversely impact our business.

The market for high-speed data access products depends in large part on the continued use and popularity of the Internet. Issues concerning the use of the Internet, including security, lost or delayed packets, and quality of service may negatively affect the development of the market for our products.

Our industry is characterized by rapid technological change; we must continually introduce new products that achieve broad market acceptance in order to address this change and remain competitive.

The markets for high-speed data access products are characterized by rapid technological developments, frequent enhancements to existing products and new product introductions, changes in end-user requirements and evolving industry standards. To remain competitive, we must continually improve the performance, features and reliability of our products, particularly in response to competitive product offerings. We must introduce products that incorporate or are compatible with these new technologies as they emerge and must do so in a timely manner. We cannot assure you that we will be able to respond quickly and effectively to technological change. We may have only limited time to penetrate certain markets, and we cannot assure you that we will be successful in achieving widespread acceptance of our products before competitors offer products and services similar or superior to our products. Any failure to introduce new products addressing technological changes or any delay in our product introductions could adversely affect our ability to compete and cause our operating results to be below our expectations or the expectations of public market analysts or investors. In addition, when we announce new products or product enhancements that have the potential to replace or shorten the life cycle of our existing products, customers may defer purchasing our existing products. These actions could harm our business, financial condition and operating results by unexpectedly decreasing sales, increasing our inventory levels of older products and exposing us to greater risk of product obsolescence.

Manufacturing or design defects in our products could harm our reputation and our business, financial condition and results of operations.

Any defect or deficiency in our products could reduce the functionality, effectiveness or marketability of our products. These defects or deficiencies could cause orders for our products to be canceled or delayed, reduce revenue, or render our product designs obsolete. In that event, we would be required to devote substantial financial and other resources for a significant period of time to the development of new product designs. We cannot assure you that we would be successful in addressing any manufacturing or design defects in our products or in developing new product designs in a timely manner, if at all. Any of these events, individually or in the aggregate, could harm our business, financial condition, results of operations or cash flows.

Changing industry standards may reduce the demand for our products, which would harm our business, financial condition and results of operations.

We will not be competitive unless we continually introduce new products and product enhancements that meet constantly changing industry standards. The emergence of new industry standards, whether through adoption by official standards committees or through widespread use of such standards by telephone companies or other service providers, could require that we redesign our products. If these standards become widespread and our products do not comply with these standards, our customers and potential customers may not purchase our products, which would harm our business, financial condition and results of operations. The rapid development of new standards increases the risk that competitors could develop products that make our products obsolete. Any failure by us to develop and introduce new products or enhancements directed at new industry standards could harm our business, financial condition and results of operations. In addition, selection of competing technologies as standards by standards setting bodies such as the HomePNA technology could negatively affect our reputation in the market, regardless of whether our products are standards-compliant or demand for our products does not decline. This selection could be interpreted by the press and others as having a negative impact on our business, which would negatively impact our stock price.

Further, the marketplace’s anticipation of an emerging standard, such as MPEG-4, Part 10 (H.264), could delay the decision to deploy existing products.

Fluctuations in currency exchange rates may harm our business.

A majority of our foreign sales are invoiced in U.S. dollars. As a result, fluctuations in currency exchange rates could cause our products to become relatively more expensive for international customers, thereby reducing demand for our products. We anticipate that foreign sales will generally continue to be invoiced in U.S. dollars. Accordingly, we do not currently engage in foreign currency hedging transactions. However, as we expand our current international operations, we may allow payment in foreign currencies and, as a result, our exposure to foreign currency transaction losses may increase. To reduce this exposure, we may purchase forward foreign exchange contracts or use other hedging strategies. However, we cannot assure you that any currency hedging strategy would be successful in avoiding exchange-related losses.

If we fail to protect our intellectual property or if others use our proprietary technology without our authorization, our competitive position may suffer.

Our future success and ability to compete depends in part on our proprietary technology. We rely on a combination of copyright, patent, trademark and trade secrets laws and nondisclosure agreements to establish and protect our proprietary technology. We currently hold 45 United States patents and have 25 United States patent applications pending. However, we cannot assure you that patents will be issued with respect to pending or future patent applications that we have filed or plan to file or that our patents will be upheld as valid or will prevent the development of competitive products or that any actions we have taken will adequately protect our intellectual property rights.

We generally enter into confidentiality agreements with our employees, consultants, resellers, customers and potential customers in which we strictly limit access to and distribution of our software and further limit the disclosure and use of our proprietary information. Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy or otherwise obtain or use our products or technology. Our competitors may also independently develop technologies that are substantially equivalent or superior to our technology. In addition, the laws of some foreign countries do not protect our proprietary rights to the same extent as the laws of the United States.

We may be subject to intellectual property infringement claims that are costly to defend and could harm our business and ability to compete.

Our industry is characterized by vigorous protection and pursuit of intellectual property rights. We are subject to the risk of adverse claims and litigation alleging infringement of the intellectual property rights of others. From time to time, third parties may assert infringement claims with respect to our current or future products. Any such assertion, regardless of its merit, could require us to pay damages or settlement amounts and could require us to develop non-infringing technology or acquire licenses to the technology that is the subject of the asserted infringement. This litigation or potential litigation could result in product delays, increased costs or both. In addition, the cost of any litigation and the resulting distraction of our management resources to address such litigation could harm our business, results of operations or financial condition. We also cannot assure you that any licenses of technology necessary for our business will be available or that, if available, these licenses can be obtained on commercially reasonable terms. Our failure to obtain these licenses could harm our business, results of operations and financial condition.

If our products do not comply with complex government regulations, our products may not be sold, preventing us from increasing our revenue or achieving profitability.

We and our customers are subject to varying degrees of federal, state and local regulation. Our products must comply with various regulations and standards defined by the Federal Communications Commission, or FCC. The FCC has issued regulations that set installation and equipment standards for communications systems. Our products are also required to meet certain safety requirements. For example, certain of our products must be certified by Underwriters Laboratories in order to meet federal safety requirements relating to electrical appliances to be used inside the home. In addition, certain products must be Network Equipment Building Standard certified before they may be deployed by certain of our customers. Any delay in or failure to obtain these approvals could harm our business, financial condition or results of operations. Outside of the United States, our products are subject to the regulatory requirements of each country in which our products are manufactured or sold. These requirements are likely to vary widely. If we do not obtain timely domestic or foreign regulatory approvals or certificates, we would not be able to sell our products where these regulations apply, which may prevent us from sustaining our revenue or achieving profitability.

In addition, regulation of our customers may adversely impact our business, operating results and financial condition. For example, FCC regulatory policies affecting the availability of data and Internet services and other terms on which telecommunications companies conduct their business may impede our penetration of certain markets. In addition, the increasing demand for communications systems has exerted pressure on regulatory bodies worldwide to adopt new standards, generally following extensive investigation of competing technologies. The delays inherent in this governmental approval process may cause the cancellation, postponement or rescheduling of the installation of communications systems by our customers, which in turn may harm our sale of products to these customers.

If our customers do not receive adequate and timely customer support from us or our third-party providers, our relationships with our customers could be damaged, which would harm our business, financial condition and results of operations.

Our ability to achieve our planned sales growth and retain customers will depend in part on the quality of our customer support operations. Our customers generally require significant support and training with respect to our products, particularly in the initial deployment and implementation stage. As our systems and products become more complex, we believe our ability to provide adequate customer support will be increasingly important to our success. Moreover, we believe that our IntelliPOP products will add a significant layer of complexity to the demands on our customer support organizations. We have limited experience with widespread deployment of our products to a diverse customer base, and we cannot assure you that we will have adequate personnel to provide the levels of support that our customers may require during initial product deployment or on an ongoing basis. In addition, we rely on a third party for a substantial portion of our customer support functions, and therefore, we may have limited control over the level of support that is provided. Our failure to provide sufficient support to our customers could delay or prevent the successful deployment of our products. Failure to provide adequate support could also have an adverse impact on our reputation and relationship with our customers, could prevent us from gaining new customers and could harm our business, financial condition or results of operations.

If we lose key personnel or are unable to hire additional qualified personnel as necessary, we may not be able to manage our business successfully, which could materially and adversely affect our business, financial condition and results of operations.

We depend on the performance of Salvatore D’Auria, our President, Chief Executive Officer and Chairman of the Board, and on other senior management and technical personnel with experience in the data communications, telecommunications and high-speed data access industries. The loss of any one of them could harm our ability to execute our business strategy. Additionally, we do not have employment contracts with any of our executive officers. We believe that our future success will depend in large part on our continued ability to identify, hire, retain and motivate highly skilled employees who are in great demand. We cannot assure you that we will be able to do so.

Our stock price has fluctuated and is likely to continue to fluctuate, and you may not be able to resell your shares at or above their purchase price.

The price of our common stock has been and is likely to continue to be highly volatile. Our stock price could fluctuate widely in response to many factors, including, but not limited to, the following:

•	actual or anticipated variations in operating results;

•	announcements of technological innovations, new products or new services by us or by our partners, competitors or customers;

•	changes in financial estimates or recommendations by stock market analysts regarding us or our competitors;

•	conditions or trends in the telecommunications industry, including regulatory developments;

•	our announcement of a significant acquisition, strategic partnership, joint venture or capital commitment;

•	additions or departures of key personnel;

•	future equity or debt offerings or our announcements of these offerings; and

•	general market and economic conditions.

In addition, in recent years, the stock market in general, and the Nasdaq National Market and the securities of Internet and technology companies in particular, have experienced extreme price and volume fluctuations with severe drops. These fluctuations have often been unrelated or disproportionate to the operating performance of these technology companies. These market and industry factors may harm our stock price, regardless of our operating results.

Our stock may be delisted from the Nasdaq National Market.

Nasdaq corporate governance rules require that all shares listed on the Nasdaq National Market maintain a minimum bid price at closing of $1.00 per share. Our failure to maintain such a minimum bid price for a period of thirty or more consecutive trading days could result in the Nasdaq governing board taking action to remove our shares from the Nasdaq National Market. In the second half of 2002, the minimum closing bid price of our common stock was consistently below $1.00 per share. On September 9, 2002, we received a Nasdaq delisting notice because our common stock had closed below $1.00 per share for 30 consecutive trading days. If the bid price of our common stock had not closed at $1.00 per share or more for a minimum of 10 consecutive trading days before December 9, 2002, our stock would have been delisted from the Nasdaq National Market. On November 15, 2002, we received a notice from the Nasdaq that our stock price had traded above $1.00 per share for the required 10 consecutive days. Since that time, our stock has not traded below the required minimum bid price at closing of $1.00 per share. However, based on the various risks noted elsewhere in this document as well as the fact that our stock price continues to trade below $4.00 per share, we nevertheless continue to face the risk of a delisting from the Nasdaq National Market. The delisting of our common stock as well as the threat of delisting of our common stock may negatively impact the value of our shares because shares that trade on the over-the-counter market, rather than the Nasdaq National Market, are typically less liquid and, therefore, trade with larger variations between the bid and asking price.

Our charter, bylaws, retention and change of control plans and Delaware law contain provisions that could delay or prevent a change in control.

Certain provisions of our charter and bylaws and our retention and change of control plans, the “Plans,” may have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of us. The provisions of the charter and bylaws and the Plans could limit the price that certain investors may be willing to pay in the future for shares of our common stock. Our charter and bylaws provide for a classified board of directors, eliminate cumulative voting in the election of directors, restrict our stockholders from acting by written consent and calling special meetings, and provide for procedures for advance notification of stockholder nominations and proposals. In addition, our board of directors has the authority to issue up to 5,000,000 shares of preferred stock and to determine the price, rights, preferences, privileges and restrictions, including voting rights, of those shares without any further vote or action by the stockholders. The issuance of preferred stock, while providing flexibility in connection with possible financings or acquisitions or other corporate purposes, could have the effect of making it more difficult for a third party to acquire a majority of our outstanding voting stock. The Plans provide for severance payments and accelerated stock option vesting in the event of termination of employment following a change of control. The provisions of the charter and bylaws, and the Plans, as well as Section 203 of the Delaware General Corporation Law, to which we are subject, could discourage potential acquisition proposals, delay or prevent a change of control and prevent changes in our management.

Future sales of our common stock could depress our stock price.

Sales of a substantial number of shares of our common stock in the public market, or the appearance that these shares are available for sale, could harm the market price of our common stock. Also, we may from time to time need to register shares of our common stock for resale, which registration and resale may increase the number of our shares that are publicly-traded, thereby adversely impacting the per share price of our common stock. In connection with our acquisition of VTC, we are contractually obligated to use our commercially reasonable efforts to register on a Form S-3 pursuant to Rule 415(a)(1)(i) under the Securities Act of 1933, as amended (the “Securities Act”), on a continuous or delayed offering the approximately 3.3 million shares of common stock issued to Tektronix, Inc. no later than May 30, 2003 in order that Tektronix, Inc. may sell such shares on or after December 1, 2003. These sales also may make it more difficult for us to sell equity securities or equity-related securities in the future at a time and price that we deem appropriate. As of March 31, 2003, we had 19,805,041 shares outstanding. Of these shares, 16,521,444 shares of our common stock are currently available for sale in the public market, some of which are subject to volume and other limitations under securities laws.

Our Pleasanton, California facility is located near known earthquake fault zones, and the occurrence of an earthquake or other natural disaster could cause damage to our facility and equipment which could require us to curtail or cease operations.

Our Pleasanton, California facility is located in the San Francisco Bay Area near known earthquake fault zones and are vulnerable to damage from earthquakes. In October 1989, a major earthquake that caused significant property damage and a number of fatalities struck this area. We are also vulnerable to damage from other types of disasters, including fire, floods, power loss, communications failures and similar events. If any disaster were to occur, our ability to operate our business at our Pleasanton, California facility could be seriously, or completely, impaired. The insurance we maintain may not be adequate to cover our losses resulting from disasters or other business interruptions.

We rely on a continuous power supply to conduct our operations, and a statewide energy crisis could disrupt our operations and increase our expenses.

In the fourth quarter of 2000 and the first quarter of 2001, California suffered an energy crisis that could have disrupted our operations and increased our expenses. In the event of an acute power shortage which occurs when power reserves for the State of California fall below 1.5%, California has on some occasions implemented, and may in the future implement, rolling blackouts throughout the state. We currently do not have backup generators or alternate sources of power in the event of a blackout, and our current insurance does not provide coverage for any damages we or our customers may suffer as a result of any interruption in our power supply. If California were to suffer a similar energy crisis in the future and blackouts interrupt our power supply, we would be temporarily unable to continue operations at our Pleasanton, California facility. Any such interruption in our ability to continue operations at our facilities could damage our reputation, harm our ability to retain existing customers and to obtain new customers, and could result in lost revenue, any of which could substantially harm our business and results of operations.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the common stock by the selling stockholder. All net proceeds from the sale of the common stock covered by this prospectus will go to the selling stockholder.

SELLING STOCKHOLDER

The following table sets forth the number of shares owned by the selling stockholder as of May 13, 2003. The selling stockholder is a current stockholder of Tut Systems and was the previous parent company of VideoTele.com, Inc., which merged with a wholly-owned subsidiary of Tut Systems on November 7, 2002 pursuant to an Agreement and Plan of Merger. No estimate can be given as to the amount of shares that will be held by the selling stockholder during this offering because the selling stockholder may offer all or some of the shares. The shares offered by this prospectus may be offered from time to time by the selling stockholder named below.

Shares Owned Prior to the Offering

Name of Selling Stockholder	Number of Shares of Common Stock (1)	Percentage of Common Stock Owned	Number of Shares Which May Be Sold Pursuant to This Prospectus (1)
Tektronix, Inc.	3,283,597	16.6%	3,283,597

(1)	This registration statement also shall cover any additional shares of common stock that become issuable in connection with the shares registered for sale hereby by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration that results in an increase in the number of our outstanding shares of common stock.

PLAN OF DISTRIBUTION

Resales by Tektronix:

Tut is registering the resale of the shares on behalf of Tektronix. Tektronix may offer and resell the shares from time to time, either in increments or in a single transaction. It may also decide not to sell all the shares that it is allowed to resell under this prospectus. Tektronix will act independently of Tut in making decisions with respect to the timing, manner and size of each sale.

Donees and Pledgees:

The term “Tektronix” includes donees, i.e. persons who receive shares from Tektronix after the date of this prospectus by gift. The term also includes pledgees, i.e. persons who, upon contractual default by Tektronix, may seize shares that Tektronix pledged to such person. If Tektronix notifies Tut that a donee or pledgee intends to sell more than 500 shares, Tut will file a supplement to this prospectus.

Costs and Commissions:

Tut will pay all costs, expenses and fees (including fees and expenses of one counsel to Tektronix) in connection with the registration of the shares. Tektronix will pay all brokerage commissions and similar selling expenses, if any, attributable to the sale of shares.

Types of Sale Transactions:

Tektronix may sell the shares on Nasdaq, in the over-the-counter market or otherwise at (1) market prices prevailing at the time of sale, (2) prices related to the prevailing market prices or (3) negotiated prices. The method by which such sales may be effected include:

•	a block trade, including a block trade in which a broker-dealer may resell a portion of the block, as principal, in order to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by such broker-dealer for its own account;

•	an over-the-counter distribution in accordance with the rules of the Nasdaq National Market;

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•	put or call options transactions relating to the shares;

•	short sales;

•	in privately negotiated transactions; or

•	any combination of the above.

The shares may be sold at market prices prevailing at the time of sale, or at negotiated prices. Such transactions may or may not involve brokers or dealers. Tektronix has informed Tut that it has not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding sale of the shares. Tektronix has also informed Tut that no one is acting as underwriter or coordinating broker in connection with the proposed sale of shares.

Sales to or through Broker-Dealers:

Tektronix may conduct such transactions either by selling shares directly to purchasers or by selling shares to, or through, broker-dealers. Such broker-dealers may act either as an agent of Tektronix or as a principal for the broker-dealer’s own account. Such broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the selling stockholder and/or the purchasers of shares. This compensation may be received both if the broker-dealer acts as an agent or as a principal. This compensation might also exceed customary commissions.

Deemed Underwriting Compensation:

Tektronix and any broker-dealers that act in connection with the sale of shares may be deemed to be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act. Any commissions received by such broker-dealers, and any profit on the resale of shares sold by them while acting as principals, could be deemed to be underwriting discounts or commissions under the Securities Act.

Indemnification:

Tut has agreed to indemnify Tektronix, and Tektronix has agreed to indemnify Tut, against certain liabilities, including liabilities arising under the Securities Act. Tektronix may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of shares against certain liabilities, including liabilities arising under the Securities Act.

Prospectus Delivery Requirements:

Because it may be deemed to be an underwriter, Tektronix must deliver this prospectus and any supplements to this prospectus in the manner required by the Securities Act. This might include delivery through the facilities of NASDAQ in accordance with Rule 153 under the Securities Act. Tut has informed Tektronix that its sales in the market may be subject to the anti-manipulative provisions of Regulation M under the Securities Exchange Act of 1934.

State Requirements:

Some states require that any shares sold in that state only be sold through registered or licensed brokers or dealers. In addition, some states require that the shares have been registered or qualified for sale in that state, or that there exist an exemption from the registration or qualification requirement and that the exemption has been complied with.

Sales Under Rule 144:

Tektronix may also resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act. To do so, it must meet the criteria and conform to the requirements of Rule 144.

Distribution Arrangements with Broker-Dealers:

If Tektronix notifies Tut that any material arrangement has been entered into with a broker-dealer for the sale of shares through

•	a block trade,

•	special offering,

•	exchange distribution or secondary distribution, or

•	a purchase by a broker or dealer,

then Tut will file, if required, a supplement to this prospectus under Rule 424(b) under the Securities Act.

The supplement will disclose:

•	the name of each such selling stockholder and of the participating broker-dealer(s),

•	the number of shares involved,

•	the price at which such shares were sold,

•	the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable,

•	that such broker-dealer(s) did not conduct any investigation to verify the information in this prospectus, and

•	any other facts material to the transaction.

LEGAL MATTERS

The validity of the issuance of the common stock offered hereby will be passed upon by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California, counsel to Tut Systems, Inc.

EXPERTS

PricewaterhouseCoopers LLP, independent auditors, have audited our consolidated financial statements and schedule included in our Annual Report on Form 10-K for the year ended December 31, 2002, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements and schedule are incorporated by reference in reliance on PricewaterhouseCoopers LLP’s report, given on their authority as experts in accounting and auditing.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede previously filed information, including information contained in this document.

We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, until this offering has been completed:

1. Our Annual Report on Form 10-K for the fiscal year ended December 31, 2002, filed on March 31, 2003.

2. Our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2003, filed on May 1, 2003.

3. The Company’s Definitive Proxy Statement on Schedule 14A, filed on April 30, 2003.

4. Current Report on Form 8-K, filed on April 30, 2003.

5. The description of our common stock, which is contained in our registration statement on Form 8-A filed on January 22, 1999, including any amendment or report filed for the purpose of updating this description.

You may request free copies of these filings by writing or telephoning us at the following address:

Tut Systems, Inc.

5200 Franklin Drive, Suite 100

Pleasanton, CA 97035

Attention: Chief Financial Officer

(925) 460-3900

This prospectus may contain information that updates, modifies or is contrary to information in one or more of the documents incorporated by reference in this prospectus. Reports we file with the SEC after the date of this prospectus may also contain information that updates, modifies or is contrary to information in this prospectus or in documents incorporated by reference in this prospectus. Investors should review these reports as they may disclose a change in our business, prospects, financial condition or other affairs after the date of this prospectus.

WHERE YOU CAN FIND MORE INFORMATION

•	GOVERNMENT FILINGS. We file annual, quarterly and special reports and other information with the Securities and Exchange Commission (the “SEC”). You may read and copy any document that we file at the SEC’s Public Reference Room at 450 Fifth St., N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. Our SEC filings are also available to you free of charge at the SEC’s web site at http://www.sec.gov. and on our website at http://www.tutsystems.com.

•	STOCK MARKET. The common stock is traded on the Nasdaq National Market. Material filed by Tut Systems, Inc., can be inspected at the offices of the National Association of Securities Dealers, Inc., Reports Section, 1735 K Street, N.W., Washington, D.C. 20006.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

We will pay all expenses incident to the offering and sale to the public of the shares being registered, other than any commissions and discounts of underwriters, dealers or agents and any transfer taxes and fees and expenses for more than one legal counsel to the selling stockholder. Such expenses are set forth in the following table. All of the amounts shown are estimates except the Securities and Exchange Commission (“SEC”) registration fee.

Amount To Be Paid by Registrant
SEC registration fee	$831
Legal fees and expenses	$12,000
Accounting fees and expenses	$2,000
Printing and related fees	$0.00
Miscellaneous	$0.00
Total	$14,831

Item 15. Indemnification of Directors and Officers

Delaware General Corporation Law

•	Under Section 145 of the General Corporate Law of the State of Delaware, we have broad powers to indemnify our directors and officers against liabilities they may incur in such capacities, including liabilities arising under the Securities Act.

Bylaws

Article VI of our Bylaws provides that we:

•	will indemnify each director and officer, to the fullest extent permitted under Delaware law, who is or was a director or officer of the corporation, who is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, or who was a director or officer of a corporation which was a predecessor corporation of the corporation or of another enterprise at the request of such predecessor corporation against expenses, including attorneys’ fees, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with any proceeding arising by reason of the fact that such person is or was an agent of the corporation; and

•	may indemnify any person, other than directors and officers, who is or was an employee or agent of the corporation, who is or was serving at the request of the corporation as an employee or agent of another corporation, partnership, joint venture, trust or other enterprise, or who was an employee or agent of a corporation which was a predecessor corporation of the corporation or of another enterprise at the request of such predecessor corporation against expenses, including attorneys’ fees, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with any proceeding arising by reason of the fact that such person is or was an agent of the corporation.

Our Bylaws also permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in such capacity, regardless of whether Delaware law would permit indemnification. We currently maintain liability insurance for our officers and directors.

Certificate of Incorporation

Article VII of our Second Amended and Restated Certificate of Incorporation provides that, to the fullest extent permitted by Delaware law, as the same now exists or may hereafter be amended, a director shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability:

•	for any breach of their duty of loyalty to the corporation or its stockholders;

•	for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•	for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or

•	for any transaction from which the director derived an improper personal benefit.

Article VII of our Second Amended and Restated Certificate of Incorporation also provides that, to the fullest extent permitted by law, the Company may indemnify any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, his testator or intestate is or was a director, officer, employee or agent of the Company or any predecessor of the Company or serves or served at any other enterprise as a director, officer, employee or agent at the request of the Company or any predecessor to the Company.

Indemnification Agreements

We typically enter into agreements to indemnify our directors and executive officers, in addition to the indemnification provided for in our Bylaws. These agreements, among other things, indemnify the Company’s directors and executive officers for certain expenses (including attorneys’ fees), judgments, fines and settlement amounts incurred by any such person in any action or proceeding, including any action by or in the right of the Company arising out of such person’s services as a director, officer, employee, agent or fiduciary of the Company, any subsidiary of the Company or any other company or enterprise to which the person provides services at the request of the Company. The agreements do not provide for indemnification in cases where (i) the claim is brought by the indemnified party; (ii) the indemnified party has not acted in good faith; (iii) the claim arises under Section 16(b) of the Exchange Act; or (iv) the indemnified party has engaged in acts, omissions or transactions for which the indemnified party is prohibited from receiving indemnification under the agreement or applicable law.

Item 16. Exhibits

(a) Exhibits:

Exhibit Number	Description of Document

2.1	Agreement and Plan of Merger by and among Tut Systems, Inc., Tiger Acquisition Corporation, Tektronix, Inc. and VideoTele.com, Inc. dated as of October 28, 2002. (1)

4.1	Second Amended and Restated Certificate of Incorporation of the Company. (2)

4.2	Bylaws of the Company, as currently in effect. (2)

5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation

23.1	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in Exhibit 5.1).

23.2	Consent of PricewaterhouseCoopers LLP

24.1	Power of Attorney (included on the signature page hereto).

(1)	Incorporated by reference to our Current Report on Form 8-K dated October 29, 2002.
(2)	Incorporated by reference to our Registration Statement on Form S-1 (File No. 333-60419) as declared effective by the Securities and Exchange Commission on January 28, 1999.

Item 17. Undertakings

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933.

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (1)(i) and (1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 orRule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

In so far as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lake Oswego, State of Oregon, on May 15, 2003.

TUT SYSTEMS, INC.

By:	/s/ RANDALL K. GAUSMAN
Randall K. Gausman Vice President, Finance and Administration, Chief Financial Officer and Secretary

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Salvatore D’Auria and Randall K. Gausman, and each of them, jointly and severally, his true and lawful attorneys-in-fact, each with full power of substitution and resubstitution, for him in any and all capacities, to sign any or all amendments to this registration statement on Form S-3, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do if personally present, hereby ratifying and confirming all that each said attorney-in-fact and agent, or his or her substitute or substitutes or any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ SALVATORE D’AURIA Salvatore D’Auria	President, Chief Executive Officer and Chairman of the Board (Principal Executive Officer)	May 15, 2003

/s/ RANDALL K. GAUSMAN Randall K. Gausman	Vice President, Finance and Administration, Chief Financial Officer and Secretary (Principal Financial and Accounting Officer)	May 15, 2003

/s/ NEAL DOUGLAS Neal Douglas	Director	May 15, 2003

/s/ CLIFFORD H. HIGGERSON Clifford H. Higgerson	Director	May 15, 2003

/s/ GEORGE M. MIDDLEMAS George M. Middlemas	Director	May 15, 2003

/s/ ROGER MOORE Roger Moore	Director	May 15, 2003

INDEX TO EXHIBITS

Exhibit Number	Description of Document

2.1	Agreement and Plan of Merger by and among Tut Systems, Inc., Tiger Acquisition Corporation, Tektronix, Inc. and VideoTele.com, Inc. dated as of October 28, 2002. (1)

4.1	Second Amended and Restated Certificate of Incorporation of the Company. (2)

4.2	Bylaws of the Company, as currently in effect. (2)

5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.

23.1	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in Exhibit 5.1).

23.2	Consent of PricewaterhouseCoopers LLP.

24.1	Power of Attorney (included on the signature page hereto).

(1)	Incorporated by reference to our Current Report on Form 8-K dated October 29, 2002.
(2)	Incorporated by reference to our Registration Statement on Form S-1 (File No. 333-60419) as declared effective by the Securities and Exchange Commission on January 28, 1999.